FOR IMMEDIATE RELEASE

NEWS RELEASE

Nord Resources Corporation
1 W. Wetmore Road, Suite 203
Tucson, Arizona 85705
Tel: (520) 292-0266 Fax: (520) 292-0268

Nord Resources Corporation Announces
Stockholder Update of Merger Status
Tuesday, December 26, 2006

SOURCE: Nord Resources Corporation

TUCSON, Arizona, December 26, 2006 – Mr. Ronald A. Hirsch, Chairman of the Board of Directors of Nord Resources Corporation (“Nord”) (Other OTC:NRDS.PK – News) announced today that the closing of the proposed acquisition of Nord by Platinum Diversified Mining, Inc. (“Platinum”) in the all-cash merger transaction (the “Merger”) announced on October 23, 2006, did not take place as scheduled on December 22, 2006.

Platinum has advised Nord that Platinum’s inability to close the Merger on the scheduled closing date results from the fact that Platinum was informed by its Nominated Advisor that, based on the position taken by the AIM during consultations between the AIM and Platinum's Nominated Advisor, Platinum is not to close the Merger because it does not have formal loan documentation in place for its project financing. Nord has not received any direct communication from the AIM that the Merger is not to close. Platinum has advised Nord that it anticipates having the formal loan documentation in place in mid to late January, 2007, and expects to be in a position to close once it is in place.

Nord has advised Platinum that it is Nord’s position that Platinum should have completed the Merger on December 22, in accordance with the provisions in an Agreement and Plan of Merger dated October 23, 2006 (the “Merger Agreement”). Nord has been advised by Platinum that it disagrees with Nord’s position that the Merger should have closed on December 22.

Commenting on the developments under the Merger Agreement, Mr. Hirsch said: “While not closing on the scheduled closing date is obviously disappointing, we remain confident in our ability to complete a transaction that will maximize shareholder value. For now, we believe that completing the Merger on the terms agreed to by all parties represents the best alternative for Nord and its shareholders. We will obviously keep all shareholders apprised as developments occur under the Merger Agreement.”

The foregoing description of the Merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement. Nord has filed a copy of the Merger Agreement as an exhibit to the Current Report on Form 8-K filed by Nord with the SEC on October 23, 2006.

For information contact:

John Perry, Senior Vice President, Chief Financial Officer, Secretary and Treasurer (520) 292-0266

Website: www.nordresources.com

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release are based on current estimates and actual results may differ materially due to risks associated with the fact that the consummation of the merger transaction is subject to numerous closing conditions, including, among others, (i) the absence of a material adverse effect in Nord’s business or operations, as described in the merger agreement; (ii) the risk that the transaction may not be consummated if the conditions to closing are not satisfied or waived; (iii) the risk that Platinum has certain termination rights in the definitive merger agreement including as a result of a material adverse effect in Nord’s business or operations; (iv) other risks set forth in Nord’s most recent Form 10-KSB, Form 10-QSB and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Nord assumes no obligation to update the forward-looking statements.